Exhibit 10.8

October 18, 2012

John Aunins

271 W. Oakland Ave.

Doylestown, PA 18901

Re:	Employment by Seres Health, Inc.

Dear John:

Seres Health, Inc. (the “Company”) is pleased to confirm its offer to employ you as Executive Vice President Bioprocess Development and Manufacturing, and you will be reporting to Frank Bobe, CEO. It is understood that you will be employed by the Company in such capacity or such other capacity as may be mutually agreed upon by the Company and you from time to time contingent upon satisfactory completion of references. Your effective date of hire as a regular, full-time employee will be on a date to be mutually agreed upon, but no later than December 1, 2012.

Your compensation for this position will be at the rate of $260,000 per year. Your base salary will be paid semi-monthly in equal installments, subject to applicable withholding and authorized deductions, and in accordance with the Company’s payroll practices and procedures. Notwithstanding anything herein to the contrary, while employed with the Company, your base salary shall remain subject to such adjustments as may be determined by the Board of Directors of the Company (the “Board”), in its sole discretion.

You will also be eligible to receive an annual bonus determined at the sole discretion of the Board based upon both the Company’s performance and your individual performance. Bonuses are intended to retain valuable Company employees, and a bonus is not payable unless you remain continuously employed by the Company through the date that such bonus is paid. Bonuses generally will be paid within two (2) months following the date on which the amount of such bonus, if any, is determined.

Seres Health, Inc.    /    161 First Street Suite 1A  /    Cambridge, MA 02142

In addition to your cash compensation, I will ask the Board to accelerate 50,000 shares of restricted stock awarded to you in connection with the Agreement for Members of Scientific Advisory Board entered into between you and the Company as of February 16, 2012 (the “Advisory Agreement”). In connection with your entry into this offer letter, the Advisory Agreement will otherwise terminate effective as of the date you commence employment with the Company. You acknowledge and agree that in connection with the termination of the Advisory Agreement, the Company shall have the right, but not the obligation, to repurchase the remaining 50,000 Unvested Shares within the meaning of and pursuant to that certain Stock Purchase and Restriction Agreement entered into between you and the Company as of February 16, 2012 for an aggregate repurchase price of $50.

I will also ask the Board to grant you a stock option to purchase a total of 200,000 shares of common stock of the Company for a price per share equal to the fair market value established by the Board. The option will be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code to the maximum extent permitted by law. This option will vest and become exercisable with respect to twenty-five percent of the shares subject thereto on the first anniversary of the date you commence employment with the Company and with respect to 1/16th of the shares initially subject thereto at the end of each three-month period thereafter so that the option will be fully vested and exercisable on the fourth anniversary of your commencement of employment, in each case, subject to your continuous service to the Company through the applicable vesting date. The option will be subject to the Seres Health, Inc. 2012 Stock Incentive Plan (the “Plan”) and the Company’s standard form of stock option and restricted stock agreements.

In addition, I will ask the Board to provide you with the opportunity to invest up to $50,000 in the Company’s Series B Preferred Stock financing. The purchase price of each share of Series B Preferred Stock will be equal to the price paid by the other investors in the financing. The terms of this right shall be set forth in a letter agreement between us.

Seres Health, Inc.    /    161 First Street Suite 1A  /    Cambridge, MA 02142

You will be eligible to participate in the Company’s standard benefit programs, including holidays, 15 days of vacation, 5 days sick leave, medical insurance, dental insurance, and life insurance. Initial benefits are described in the Benefits Summary, a copy of which is enclosed. The Company retains the discretion to change its benefit programs from time to time, and it is currently expected that additional benefit programs will be developed. Details concerning any new benefit programs will be made available for your review as they become available.

The Company will offer the following Commuting/Relocation Benefits:

•	Company will reimburse you for reasonable and documented travel expenses from your home in Doylestown, PA to Company’s offices based on a once- weekly 2nd class return ticket by train. Such reimbursement will be subject to required withholding taxes.

•	Company will pay for up to 3 months temporary housing assistance (Housing Allowance) provided such temporary housing expenses are approved in advance by the Company. Such payment will be subject to required withholding taxes.

•	Home Finding Assistance in purchasing a new home in the Boston Area through a Relocation Specialist. The Relocation Specialist will assist you to select a top performing real estate broker, provide counsel and assist you in exploring communities of interest to you, develop a buying strategy, monitor the agent’s efforts and performance and assist you with Sales negotiations. Mike Cerruti our Executive Recruitment & Human Resources Consultant will introduce you to the relocation Specialist we use and work with you.

Seres Health, Inc.    /    161 First Street Suite 1A  /    Cambridge, MA 02142

In the event you terminate employment with the Company prior to the second anniversary of your employment commencement date, you hereby agree to repay to the Company the amounts reimbursed and paid to you as commuting/relocation benefits within thirty (30) days following your termination of employment.

In the event that your employment with the Company is terminated by the Company without Cause (as defined below) or you terminate your employment with the Company for Good Reason, (A) you shall be entitled to continued payment of your salary, as then in effect, payable in accordance with the Company’s regular payroll practices, for a period of three months beginning on the Payment Commencement Date (as defined below); (B) if you elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) following the termination of your employment, then the Company shall pay, or reimburse you for, your monthly premium under COBRA until the earlier of (x) three months beginning on the date of your termination of employment, or (y) the date upon which you commence employment with an entity other than the Company. The receipt of any severance benefits provided shall be dependent upon your delivery to the Company of an effective general release of claims in a form satisfactory to the Company. Such release must be delivered and become irrevocable within sixty (60) days of the date of your termination of employment. The severance payments shall be paid or commence on the first payroll period following the date on which the waiver and release become effective (the “Payment Commencement Date”). Notwithstanding the foregoing, if the 60th day following the date of termination occurs in the calendar year following the calendar year of the termination, then the Payment Commencement Date shall be no earlier than January 1 of such subsequent calendar year.

In the event the Company consummates a Change in Control (as defined below), then the vesting and exercisability of each Company stock option held by you as of the date of the Change in Control shall be accelerated with respect to 50% of the then unvested shares subject thereto.

Seres Health, Inc.    /    161 First Street Suite 1A  /    Cambridge, MA 02142

“Cause” shall exist upon: (i) a good faith finding by the Board (A) of your repeated and willful failure after reasonable and prior written notice to perform your reasonably assigned duties for the Company, or (B) that you have engaged in dishonesty, gross negligence or willful misconduct; (ii) your conviction of, or the entry of a pleading of guilty or nolo contendere by you to, any crime involving moral turpitude or any felony; or (iii) your breach of any material provision of any invention and non-disclosure agreement or non-competition and non-solicitation agreement with the Company, which breach is not cured within thirty (30) days prior written notice thereof.

“Change in Control” shall mean:

(A) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (A), the following acquisitions shall not constitute a Change in Control: (1) any acquisition of securities directly from the Company (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company); (2) any acquisition by any Exempt Person (as defined below) or corporation pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (B) of this

Seres Health, Inc.    /    161 First Street Suite 1A  /    Cambridge, MA 02142

definition; or (3) any acquisition by Flagship Ventures Fund IV, L.P., Flagship Ventures Fund IV-Rx, L.P., Flagship Venture Labs IV, L.P., Flagship Venture Labs IV-Rx, L.P. or any affiliate thereof (each such party is referred to herein as an “Exempt Person”) of any shares of the Company’s common stock; or (B) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination; and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, 50% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of the Acquiring Corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination).

“Good Reason” shall mean:

(i) Without your express written consent, a material reduction by the Company of your base salary as in effect on the date hereof or as the same may be increased from time to

Seres Health, Inc.    /    161 First Street Suite 1A  /    Cambridge, MA 02142

time, unless similarly situated Company executives also are subject to a reduction in their salaries that reduces their salaries by approximately the same percentage rate as your base salary is to be reduced, as a result of financial hardship at the Company; (ii) a material adverse change by the Company in your authority or responsibilities which causes your position with the Company to become of less authority or responsibility than your position immediately prior to such change, provided, that such change is not in connection with a termination of your employment; or (iii) a change in the principal location at which you perform your duties for the Company to a new location that is at least fifty (50) miles from the prior location. Notwithstanding the foregoing, you shall not be deemed to have “Good Reason” unless (i) you provide written notice to the Company within ninety (90) days following the initial occurrence of the condition or event giving rise to Good Reason, (ii) the Company fails to cure the condition or event within thirty (30) days following receipt of the written notice (the “Cure Period”) and (iii) your resignation is effective within thirty (30) days following the end of the Cure Period.

As a condition of your employment, you must sign and abide by the Company’s standard Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement (the “Proprietary Information Agreement”), a copy of which is enclosed. As a Company employee, you will be expected to abide by Company policies and procedures as may be in effect from time to time.

It is understood that you are an “at-will” employee. You are not being offered employment for a definite period of time, and either you or the Company may terminate the employment relationship at any time and for any reason without prior notice and without additional compensation to you.

Your normal place of work will be 161 First Street, Suite 1A, Cambridge, Massachusetts 02142; however, it is understood that the Company may change your normal place of work according to the Company’s future needs.

Seres Health, Inc.    /    161 First Street Suite 1A  /    Cambridge, MA 02142

In making this offer, the Company understands, and in accepting it you represent that you are not under any obligation to any former employer or any person, firm, or corporation which would prevent, limit, or impair in any way the performance by you of your duties as an employee of the Company.

The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. Enclosed is a copy of the Form I-9 that you will be required to complete. Please bring the appropriate documents listed on that form with you when you report for work. We will not be able to employ you if you fail to comply with this requirement.

This Letter, along with the Proprietary Information Agreement, sets forth the complete and exclusive agreement between you and the Company with regard to your employment with the Company, and supersedes any prior representations or agreements between you and the Company, whether written or verbal, including, without limitation, the Advisory Agreement. This Letter may not be modified or amended except by a written agreement signed by you and an authorized member of the Board.

Please indicate your acceptance of this offer by signing and dating the enclosed copy of this letter and returning it in the enclosed envelope by October 19, 2012.

Seres Health, Inc.    /    161 First Street Suite 1A  /    Cambridge, MA 02142

We look forward to your joining the Company and are pleased that you will be working with us.

Very truly yours,

SERES HEALTH, INC.

/s/ Frank Bobe
Frank Bobe,
CEO

Accepted and Agreed:

/s/ John Aunins

OCTOBER 19, 2012
Date:

Seres Health, Inc.    /    161 First Street Suite 1A  /    Cambridge, MA 02142